UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

                         Commission File Number 0-17600

           Common Goal Health Care Participating Mortgage Fund L.P. II
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             (Exact name of registrant as specified in its charter)

c/o Underwood  Accounting Service, 50 Sandra Drive, Ormond Beach, FL 32176
(386)441-1871
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(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                      Units of Limited Partnership Interest
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            (Title of each class of securities covered by this Form)

                                      None

(Title of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d) remains)

Please  place  an  X  in  the  box(es)  to  designate   the   appropriate   rule
provision(s)relied upon to terminate or suspend the duty to file reports:

               Rule 12g-4(a)(1)(i)  [ ]        Rule 12h-3(b)(1)(ii) [ ]
               Rule 12g-4(a)(1)(ii) [X]        Rule 12h-3(b)(2)(i)  [ ]
               Rule 12g-4(a)(2)(i)  [ ]        Rule 12h-3(b)(2)(ii) [ ]
               Rule 12g-4(a)(2)(ii) [ ]        Rule 15d-6           [ ]
               Rule 12h-3(b)(1)(i)  [ ]

Approximate  number of holders of record as of the certification or notice date:
490

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

                          By: Common Goal Capital Group, Inc. II,
                              Managing General Partner of Common Goal Health Care Pension and Income Fund L.P. II

Date:  April 14, 2003         By: /s/Albert E. Jenkins, III
                              ---------------------------
                              Albert E. Jenkins, III
                              President, Chief Executive
                              Officer and Acting
                              Chief Financial Officer